EXHIBIT 21.1
LIST OF REGISTRANT'S SUBSIDIARIES

Subsidiaries of Registrant (All 100% owned)	Country of Organization

Icera LLC	United States
Icera Semiconductor LLC	United States
JAH Venture Holdings, Inc.	United States
LPN Facilitator LLC	United States
NVIDIA (BVI) Holdings Limited	Virgin Islands, British
NVIDIA ARC GmbH	Germany
NVIDIA Brasil Computação Visual Limitada	Brazil
NV Computing Mexico S de R L de CV	Mexico
NVIDIA Development France SAS	France
NVIDIA Development UK Limited	England and Wales
NVIDIA Development, Inc.	Canada
NVIDIA Dutch B.V.	Netherlands
NVIDIA Entertainment Devices (Shanghai) Co., Ltd	China
NVIDIA FZ-LLC	United Arab Emirates
NVIDIA GK	Japan
NVIDIA Global Ltd	Virgin Islands, British
NVIDIA GmbH	Germany
NVIDIA Graphics Holding Company	Mauritius
NVIDIA Graphics Private Limited	India
NVIDIA Hong Kong Development Limited	Hong Kong
NVIDIA Hong Kong Holdings Limited	Hong Kong
NVIDIA International Holdings Inc.	United States
NVIDIA International, Inc.	Cayman Islands
NVIDIA Israel Ltd.	Israel
NVIDIA Italy S.r.l.	Italy
NVIDIA Ltd.	England and Wales
NVIDIA Poland sp.z o.o	Poland
NVIDIA Pty Limited	Australia
NVIDIA Semiconductor (Shenzhen) Co., Ltd.	China
NVIDIA Semiconductor Holding Company	Mauritius
NVIDIA Semiconductor Shenzhen Holding Company	Mauritius
NVIDIA Semiconductor Technical Service (Shanghai) Co., Ltd.	China
NVIDIA Semiconductor Technology (Beijing) Co., Ltd.	China
NVIDIA Semiconductor Technology (Shanghai) Co., Ltd.	China
NVIDIA Singapore Development Pte. Ltd.	Singapore
NVIDIA Singapore Pte Ltd	Singapore
NVIDIA Switzerland AG	Switzerland
NVIDIA Technical Service (Beijing) Co., Ltd.	China
NVIDIA Technology UK Limited	England and Wales
NVIDIA, Helsinki Oy	Finland
VC Worldwide Ltd.	Virgin Islands, British
Teal Barvaz Ltd	Mexico